Exhibit 99.1

ARIAD Announces Webcast of Its Corporate Presentation at Lehman Global Healthcare Conference

    CAMBRIDGE, Mass.--(BUSINESS WIRE)--Feb. 27, 2004--ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) today announced that it will provide a live webcast of its corporate presentation at the Seventh Annual Lehman Global Healthcare Conference on Friday, March 5, 2004, at the Loews Miami Beach Hotel in South Beach, Florida. The presentation will be given at 11:15 a.m. (ET) by Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD, who will provide an overview of the Company and its progress in key programs.
    A direct link to the audio portion of the live presentation can be accessed at ARIAD's website (http://www.ariad.com/investor) by clicking on this link. An archived audio webcast also will be available beginning approximately two hours after completion of the presentation until 5:00 p.m. (ET) on March 19, 2004. To ensure a timely connection to the live webcast, it is recommended that participants register at least fifteen minutes prior to the scheduled webcast.
    Further information about the conference can be found on the web at http://www.lehman.com/conferences/200403healthcare/welcome.htm.

    ARIAD is engaged in the discovery and development of breakthrough medicines to treat cancer by regulating cell signaling with small molecules. The Company is developing a comprehensive approach to patients with cancer that addresses the greatest medical need - aggressive and advanced-stage cancers for which current treatments are inadequate. ARIAD also has an exclusive license to pioneering technology and patents related to certain NF-(kappa)B treatment methods, and the discovery and development of drugs to regulate NF-(kappa)B cell-signaling activity.
    Additional information about ARIAD can be found on the web at http://www.ariad.com.

    Some of the matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding the Company's ability to conduct preclinical and clinical studies of its product candidates and the results of such studies, regulatory oversight, intellectual property claims, the timing, scope, cost and outcome of legal proceedings, future capital needs, key employees, dependence on the Company's collaborators and manufacturers, markets, economic conditions, products, services, prices, reimbursement rates, competition and other risks detailed in the Company's public filings with the Securities and Exchange Commission, including ARIAD's Annual Report on Form 10-K for the fiscal year ended December 31, 2002. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

    CONTACT: ARIAD Pharmaceuticals, Inc.
             Tom Pearson, 610-407-9260
             or
             Kathy Lawton, 617-621-2345